UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1075 West Georgia Street, Suite 2600, Vancouver, British Columbia, (Address of principal executive offices)	V6E 3C9 (Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On June 25, 2015, CIO Plaza 25, Limited Partnership (“CIO Plaza 25”), a Delaware limited partnership and an indirect wholly-owned subsidiary of City Office REIT, Inc. (the “Company”), entered into a loan agreement with Guaranty Bank and Trust Company providing for a $17,000,000 mortgage loan to CIO Plaza 25 (the “Loan”), which is evidenced by a promissory note (the “Promissory Note”). The net proceeds from the Loan were used provide term financing for a 196,803 square foot property located in the Greenwood Village submarket of Denver, Colorado known as Plaza 25.

The Loan matures on June 25, 2025 and bears interest at a fixed per annum rate equal to 4.1%. Monthly payments are initially interest only. Beginning on August 1, 2017, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years for the balance of the term of the Loan with the remaining principal balance and all accrued and unpaid interest due at maturity. The Company may prepay the Loan subject to certain customary prepayment penalties which decrease ratably over the first five years of the Loan’s ten year term. Following the first five years, the Company is not subject to any prepayment penalty and may prepay the Loan in whole or in part prior to maturity.

City Office REIT Operating Partnership, L.P. (the “Operating Partnership”) is providing a limited guaranty (the “Guaranty”) of the Loan with respect to certain potential costs, expenses, losses, damages and other sums for which CIO Plaza 25 is directly liable under the loan documents, including losses or damages which may result from certain intentional actions committed by CIO Plaza 25 in violation of the loan documents. The Operating Partnership is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Loan in the event of certain bankruptcy or insolvency proceedings involving CIO Plaza 25 under the Loan.

On June 26, 2015, the Company, through the operating partnership, as parent borrower, entered into an amended and restated credit agreement with KeyBank National Association (“KeyBank”), as administrative agent, the other lenders party thereto and KeyBanc Capital Markets, as sole lead arranger and sole book manager, which amended and restated the Company’s existing secured credit facility with Key Bank (as amended and restated, the “Amended Facility”). The initial term of the Amended Facility is for three years, subject to a one year extension option that the Company may exercise if certain conditions are met. Initially, the Amended Facility has an authorized borrowing capacity of $35 million, which may be increased to $75 million upon certain lender commitments and other conditions. The Amended Facility has an accordion feature that would allow it to be increased by an additional $75 million, for a total of $150 million, subject to additional lender commitments and other conditions. The Amended Facility is fully recourse and secured by collateral pool of certain of the Company’s properties (the “borrowing base”). Availability under the Amended Facility is subject to borrowing base limitations. The Amended Facility includes certain financial covenants and other covenants. Borrowings under the Amended Facility bear interest, at the Company’s option, from a 2.25% spread above LIBOR or base rate spread, in each case depending upon the Company’s corporate leverage ratio.

Copies of the Loan Agreement, the Promissory Note, the Guaranty and the Amended Facility are included as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, hereto and are incorporated by reference herein into this Item 1.01. The foregoing descriptions of the Loan Agreement, the Promissory Note, the Guaranty and the Amended Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the exhibits.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Loan Agreement, dated June 25, 2015, between CIO Plaza 25, Limited Partnership and Guaranty Bank and Trust Company
10.2	Promissory Note, dated June 25, 2015, by CIO Plaza 25, Limited Partnership
10.3	Guaranty Agreement, dated June 25, 2015, by City Office REIT Operating Partnership, L.P.
10.4	Amended and Restated Credit Agreement, dated June 26, 2015, by and between City Office REIT Operating Partnership, L.P., KeyBank National Association, as lender, KeyBank National Association, as agent, and KeyBanc Capital markets as sole lead arrange and sole book manager

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.
Date: June 29, 2015	By:	/s/ James Farrar
	Name:	James Farrar
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Loan Agreement, dated June 25, 2015, between CIO Plaza 25, Limited Partnership and Guaranty Bank and Trust Company
10.2	Promissory Note, dated June 25, 2015, by CIO Plaza 25, Limited Partnership
10.3	Guaranty Agreement, dated June 25, 2015, by City Office REIT Operating Partnership, L.P.
10.4	Amended and Restated Credit Agreement, dated June 26, 2015, by and between City Office REIT Operating Partnership, L.P., KeyBank National Association, as lender, KeyBank National Association, as agent, and KeyBanc Capital markets as sole lead arrange and sole book manager